AMCOL INTERNATIONAL ANNOUNCES AGREEMENT TO INVEST IN CHROME MINE

ARLINGTON HEIGHTS, IL, March 5, 2008— AMCOL International Corporation (NYSE: ACO) today announced that it has executed a definitive agreement to acquire an interest in a chrome mine in the Republic of South Africa (“RSA”).  Chrome ore is a feedstock used to produce chrome sand. AMCOL currently markets chrome sand to the metalcasting industry in the U.S.  AMCOL will purchase the 74% interest in the chrome mine from Chrome Corporation Limited (ASX CCI), a publicly listed company on the Australian Stock Exchange. Aka Capital, a Black Economic Empowerment Enterprise, owns the remaining 26% interest in the chrome mine. Separately, AMCOL is in discussions with an RSA-based firm to co-invest in the chrome mine, processing operations and downstream marketing. AMCOL anticipates it will retain control of the business.

AMCOL will pay A$41 million cash for the interest in the chrome mine, less assumed liabilities at closing. The closing of the transaction is subject to a number of conditions, including the following: the approval of the seller’s shareholders; consent under Section 11(1) of the Mineral and Petroleum Resources Development Act from the South African Minister for Minerals and Energy; confirmation of the existing prospecting rights or the grant of a renewal of the prospecting rights; approval from the RSA Exchange Control Authorities; unconditional approval from RSA Competition Authorities; and consent from AMCOL’s bank syndicate.

Larry Washow, AMCOL President and CEO commented “We have been a leading marketer of chrome sand in the U.S. for over 30 years.  This investment will allow AMCOL to be the premier dedicated chrome sand supplier to foundries around the world.  We are fortunate to have an attractive investment opportunity in a key product line that offers significant growth potential.”

Estimates indicate that approximately 90% of the 20 million tons of chrome ore mined annually is used to produce ferrochrome.  The surge in demand for stainless steel has considerably tightened ferrochrome supply which has caused a drop in supply available for foundry chrome.  AMCOL plans to invest in a processing plant near the mine site after closing of the transaction.

Headquartered in Arlington Heights, Illinois, AMCOL has five reporting segments: Minerals, Environmental, Oilfield Services, Transportation and Corporate.  The Minerals segment produces and markets specialty minerals and related materials used as a performance additive in industrial goods and consumer products.  The Environmental segment manufactures and markets engineered materials used in, and provides related services for, construction, waste containment and civil infrastructure applications.  The Oilfield Services segment provides this industry with water treatment and related services.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol “ACO.”  The Company’s website is www.amcol.com.